Harbinger Group Inc. Reports Third Quarter Fiscal 2014 Results Achieves Record Quarterly Results for Consolidated Revenue and Operating Income
NEW YORK - August 8, 2014 -- Harbinger Group Inc. (“HGI” or the “Company”; NYSE: HRG), a diversified holding company seeking to acquire and grow attractive businesses that can, in the long term, generate sustainable free cash flow, today announced its consolidated results for the third quarter of Fiscal 2014 ended on June 30, 2014 (the "Fiscal 2014 Quarter") as well as the results for the first nine months of the year (the "Fiscal 2014 Nine Months"). The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•
Energy, which includes the Company's interest in Compass Production GP, LLC ("Compass", formerly the "EXCO/HGI JV"), an oil and gas joint venture owned by HGI Energy Holdings, LLC, a wholly owned subsidiary ("HGI Energy"), and EXCO Resources, Inc., the joint venture partner; and

•
Asset Management, formerly called Financial Services, which includes Salus Capital Partners, LLC (“Salus”), Five Island Asset Management, LLC (“Five Island”), Energy & Infrastructure Capital ("EIC") and CorAmerica Capital, LLC ("CorAmerica").

“This quarter, HGI achieved record quarterly results for both revenue and operating income, and posted healthy increases in both revenue and profitability relative to the third quarter of 2013 across nearly all lines of business," said Philip Falcone, HGI's Chairman and Chief Executive Officer. "But beyond achieving these strong results, we also took meaningful steps this quarter to simplify our capital structure and improve the liquidity in HGI's common stock. We acquired one million shares of common stock via our repurchase program and expanded our business mix through the acquisition of assets that align well with our existing segments and fulfill our strategic vision to own primarily cash flow positive businesses where we can build book value over the long-term. In short, we continue to believe that we are very well positioned for growth and value creation over the foreseeable future."
“We are extremely pleased with the performance in our operating segments in the quarter and over the first nine months of the fiscal year, as each continues to successfully execute on its strategic and growth initiatives," said Omar Asali, President of HGI. "Our Consumer Products group achieved its fifteenth consecutive quarter of year-over-year growth in Adjusted EBITDA, its primary measure of profitability, and achieved record net sales through a 3.6% increase in revenue driven by solid growth across its three largest product lines; in our Insurance segment, FGL delivered double-digit rates of revenue and profitability growth driven by strong receptivity for its annuity products; at Compass, the focus on investing for higher-return re-completions is producing solid results, as production levels have increased from the second quarter and we continue to see solid cash flow generation; and finally, in Asset Management, EIC completed its first financing transaction and attracted world-class talent to fill key leadership positions.”
Third Quarter Fiscal 2014 Highlights:

•
HGI recorded total Revenues of $1.6 billion for the Fiscal 2014 Quarter, an increase of $190.2 million, or 13.5%, as compared to the third quarter of fiscal 2013 (the "Fiscal 2013 Quarter"), driven by revenue growth in all segments except Energy, which declined immaterially due to a slight decrease in oil revenues relative to the Fiscal 2013 Quarter.

•
Consolidated Operating income of $229.1 million in the Fiscal 2014 Quarter compared to $182.6 million in the Fiscal 2013 Quarter, an increase of $46.5 million, or 25.5%. The increase is due to double-digit growth in all business segments over the Fiscal 2013 Quarter, particularly Consumer Products and Insurance, which grew by 28.5% and 30.4%, respectively.

•
Net income attributable to common and participating preferred stockholders decreased to $49.0 million, or $0.28 per common share attributable to controlling interest and $0.28 diluted, during the Fiscal 2014 Quarter, as compared to Net income attributable to common and participating preferred stockholders of $91.6 million, or $0.45 per common share attributable to controlling interest and $0.25 diluted, during the Fiscal 2013 Quarter.

•
HGI ended the quarter with corporate cash and investments of approximately $417.1 million (held at HGI and HGI Funding LLC), a decrease of $37.2 million from the comparable balance of $454.3 million held as of March 31, 2014 due primarily to various investing and acquisition activities conducted over the course of the quarter as well as the acquisition of HGI's common stock under its existing buyback authorization.

•
During the Fiscal 2014 Nine Months, HGI received dividends of approximately $85.1 million from its subsidiaries, including a $49.1 million in special and ordinary dividends from FGL, $26.3 million from Spectrum Brands and $9.7 million from Compass.

•
The Company expects to receive approximately $117.0 million of dividends during the Fiscal 2014 Year, inclusive of the $85.1 million already received during the Fiscal 2014 Nine Months, which does not give effect to the net impact from $9 million of interest payments made by HGI on behalf of HGI Energy with respect to certain intercompany notes issued by HGI Energy to other HGI subsidiaries.

Additional Items:
Preferred Conversion
On May 9, 2014, HGI exercised its option to convert all issued and outstanding preferred stock into Common Stock, with the exception of one Series A Preferred Share. The conversion, which was completed on May 15, 2014, resulted in the issuance of an aggregate 59.1 million shares of common stock. Immediately following the conversion, the Company had one Preferred Share outstanding, which is not entitled to receive dividends or distributions nor does it carry any voting rights, and 207.6 million shares of Common Stock outstanding.
The conversion resulted in a non-recurring, non-cash loss of $43.9 million to HGI's results in the Fiscal 2014 Quarter, primarily due to the write-off of fees and issuance discounts related to the preferred stock. In addition, because of the 4.4% decrease in HGI's stock price from $12.23 at the beginning of the quarter to $11.69 per share as of the May 15th conversion date, HGI's results this quarter also include a $38.0 million gain to reflect the decrease in the fair value of the equity conversion feature of the preferred stock.
With the completion of the preferred conversion, neither of these items is expected to recur in future fiscal quarters.
Consent Solicitation & Common Stock Buyback Program
In May 2014, HGI successfully solicited the holders of its 7.875% Senior Secured Notes due 2019 to amend the related indenture to provide the Company with, among other things, greater flexibility to repurchase or redeem common stock, and announced a $100 million share repurchase program authorized by the Company's Board of Directors. The program authorizes purchases to be made from time to time in one or more open market or private transactions and does not require HGI to purchase any specific number of shares.
During the Fiscal 2014 Quarter, the Company purchased 1.0 million shares at an average price of $12.10 for an aggregate $12.1 million. Under this repurchase program, an additional $87.9 million is available for subsequent use, subject to the discretion of HGI's management.
Debt Exchange
In May 2014, the Company completed the exchange of $320.6 million of its outstanding Senior Secured Notes for $350.0 million in aggregate principal amount of new 7.75% Senior Notes due 2022. Upon expiration and settlement of the exchange, the Company had approximately $604.4 million in aggregate principal amount of the Senior Secured Notes outstanding and approximately $550.0 million in aggregate principal amount of the Senior Notes outstanding.

HGI’s results in the Fiscal 2014 Quarter reflect a $6.0 million decrease in interest expense due primarily to the refinancing to lower interest rate debt in Fiscal 2013, which was partially offset by higher overall debt levels. Interest expense decreased $63.6 million in the Fiscal 2014 Nine Months, due primarily to a decrease in acquisition and other financing costs as compared to the Fiscal 2013 Nine Months, along with the refinancing to lower interest rate debt during the course of Fiscal 2013.
Additionally, HGI incurred a tax expense of $53.7 million in the Fiscal 2014 Quarter with a 27.5% effective tax rate as compared to a $36.8 million expense in the Fiscal 2013 Quarter with a 23.7% effective tax rate. The increase in tax expense in the current quarter was due primarily to the higher profitability.

Quarterly Segment Highlights:

•
The Consumer Products segment's Operating income for the Fiscal 2014 Quarter increased by $33.0 million, or 28.5%, to $148.7 million as compared to $115.7 million for the Fiscal 2013 Quarter. The increase is primarily due to the increase in Revenues as well as cost improvements, an ongoing shift toward higher margin products and the acquisition by Spectrum Brands of The Liquid Fence Company, Inc., a producer of animal repellents, which was completed in January 2014.

•
On July 29, 2014, Spectrum Brands announced that its Board of Directors approved a $0.30 per share quarterly common stock dividend, a 20% increase from the $0.25 dividend declared in the Fiscal 2013 Quarter.

•
The Insurance segment's Operating income for the Fiscal 2014 Quarter increased by $25.3 million, or 30.4%, to $108.6 million from $83.3 million for the Fiscal 2013 Quarter. The increase is primarily due to higher net realized and unrealized investment gains as FGL successfully implemented a tax planning strategy to utilize certain Net operating losses in the second quarter of the Fiscal 2014 Year. The segment’s adjusted operating income (“Insurance AOI”) increased by $20.9 million, or 119%, to $38.5 million versus $17.6 million for the Fiscal 2013 Quarter.

•
Energy segment Revenues decreased $0.2 million to $37.6 million. The segment reported Operating income of $8.6 million, an increase of $3.8 million from the Fiscal 2013 Quarter, due to lower depletion rates resulting from the previously disclosed impairments recorded in prior quarters.

•
The Asset Management segment contributed approximately $11.3 million to consolidated revenues for the Fiscal 2014 Quarter, an increase of $4.2 million over the Fiscal 2013 Quarter. Operating income of $3.1 million for the Fiscal 2014 Quarter increased $0.7 million over the Fiscal 2013 Quarter, as the increase in revenues was only partially offset by increased overhead to support growth.

•
Salus originated $17.5 million of new asset-based loan commitments in the Fiscal 2014 Quarter, and together with its affiliated co-lenders FGL and FSR, had $724.3 million of loans outstanding as of June 30, 2014, net of allowance for credit losses of $6.7 million.

•
On April 3, 2014, EIC, an investment manager specializing in direct lending to companies in the global energy and infrastructure sectors, and a subsidiary of Five Island, announced its launch. EIC fits seamlessly with HGI’s strategy of investing in valuable businesses and is an important build out of HGI’s Asset Management segment.

•
On May 30, 2014, Five Island executed an agreement to acquire a controlling interest in CorAmerica, a real estate lending company focused on originating and acquiring commercial mortgage loans and making select equity investments in offices, industrial complexes, retail centers, apartments and hotels. CorAmerica is expected to diversify the Asset Management segment by providing attractive new areas for investment in areas not previously addressed by the segment.

•
During the quarter, the Company acquired a controlling interest in Frederick's of Hollywood, Inc., a retailer of women's apparel and related products. The results of its operations since May 30, 2014 are reported in the Company's Corporate and Other segment.

Detail on Third Quarter Fiscal 2014 Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported record consolidated net sales of $1,128.5 million for the Fiscal 2014 Quarter, an increase of $38.7 million, or 3.6%, as compared to $1,089.8 million in the Fiscal 2013 Quarter. The increase in sales was primarily due to higher sales of hardware and home improvement products, home and garden control products, and consumer batteries. These increases were only partially offset by decreases in the small appliances and pet supplies product lines.
Gross profit, representing net consumer products sales minus consumer products cost of goods sold, was $417.0 million for the Fiscal 2014 Quarter as compared to $382.8 million for the Fiscal 2013 Quarter, representing a $34.2 million increase. The increase in gross profit was driven primarily by the increase in revenues, a shift toward higher margin products and continuing cost improvements. Gross profit margin, representing gross profit as a percentage of consumer products net sales, increased to 37.0% as compared to 35.1% in the Fiscal 2013 Quarter. The increase in margin was driven by favorable product mix and increased productivity.
Operating income increased $33.0 million to $148.7 million in the Fiscal 2014 Quarter, compared to $115.7 million in the Fiscal 2013 Quarter.
Consumer Products delivered adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) of $202.3 million for the Fiscal 2014 Quarter, up $13.8 million, or 7.3%, as compared to the Fiscal 2013 Quarter. This is the fifteenth consecutive quarter of year-over-year growth in Adjusted EBITDA-Consumer Products, and is primarily due to a more favorable mix shift driven by higher sales of hardware and home improvement products, home and garden control products and batteries, as well as ongoing initiatives to manage operating and product costs. As a percentage of Consumer Products net sales, Adjusted EBITDA increased to 17.9% as compared to 17.3% in the Fiscal 2013 Quarter.
After the close of the Fiscal 2014 Quarter, on July 29, 2014, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.30 per share on Spectrum Brands’ common stock. Earlier in the year, the Spectrum Board had approved a 20% increase in its quarterly dividends declared for Fiscal 2014 as compared to the $0.25 quarterly dividend paid per share in connection with Fiscal 2013. The newly-declared dividend, which is a regular taxable cash dividend, is payable on September 16, 2014 to all Spectrum Brands' stockholders of record as of the close of business on August 19, 2014.
For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' third quarter earnings announcement, which may be accessed at www.spectrumbrands.com.

Insurance:
Note: Insurance AOI, as described below, is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see "Non-U.S. GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's reported income in the tables accompanying this release. In the second quarter of 2014, the Insurance AOI definition was revised from a pre-tax basis to an after-tax basis. Insurance AOI now includes now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income.

The Insurance segment recorded annuity sales, which are recorded as deposit liabilities (i.e. contract holder funds) in accordance with the accounting principles that are generally accepted in the United States, of $391.7 million for the

Fiscal 2014 Quarter as compared to $270.5 million in the Fiscal 2013 Quarter, an increase of $121.2 million, or nearly 45%. Additionally, during the Fiscal 2014 Quarter, FGL grew fixed indexed annuities by 44% over the Fiscal 2013 Quarter and 19% on a sequential basis.
Net investment income increased $16.0 million, or 8.6%, for the Fiscal 2014 Quarter to $202.3 million from $186.3 million for the Fiscal 2013 Quarter, due to the previously-disclosed portfolio repositioning during the first half of 2013 and execution of a reinvestment strategy in 2014. Operating income increased $25.3 million, or 30.4%, to $108.6 million for the Fiscal 2014 Quarter from $83.3 million for the Fiscal 2013 Quarter, due primarily due to the same factors that benefited revenues.
The segment recorded Insurance AOI of $38.5 million for the Fiscal 2014 Quarter, an increase of $20.9 million, or 119%, from $17.6 million for the Fiscal 2013 Quarter. The increase was primarily due to favorable mortality expense and reduced amortization of acquisition costs during the Fiscal 2014 Quarter.
The Insurance segment had approximately $18.0 billion of assets under management as of June 30, 2014, comparable to its position as of March 31, 2014. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of June 30, 2014, HGI's Insurance segment had a net U.S. GAAP book value of $1.6 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $323.6 million), up from $1.5 billion as of March 31, 2014. As of June 30, 2014, the Insurance segment's available for sale investment portfolio had $871.4 million in net unrealized gains on a U.S. GAAP basis.
For more information on HGI's Insurance segment, interested parties should read Fidelity & Guarantee Life’s announcements and public filings with the Securities & Exchange Commission, including Fidelity & Guarantee Life’s second quarter earnings announcement, available at www.fglife.com.

Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $37.6 million for the Fiscal 2014 Quarter, a decrease of $0.2 million, or 0.5%, from the Fiscal 2013 Quarter primarily due to decreased production as compared to the Fiscal 2013 Quarter resulting from natural production declines offset by an increase in oil and natural gas prices.
Operating income for the Fiscal 2014 Quarter was $8.6 million, an increase of $3.8 million, or 79.2%, from the Fiscal 2013 Quarter, due primarily to reduced depletion expense and lower operating costs in the Fiscal 2014 Quarter. Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $15.3 million for the Fiscal 2014 Quarter, a decrease of $0.8 million, or 5.0%, from the Fiscal 2013 Quarter, due principally to higher cash settlements on derivative financial instruments in the current quarter.
For the Fiscal 2014 Quarter, the Energy segment's production was 103 Mbbl of oil, 125 Mbbl of natural gas liquids and 5,240 Mmcf of natural gas. For the same period, the segment’s developmental activities in the Permian basin included 1 well turned-to-sales. The production during the quarter consisted of 5.2 Bcfe from the East Texas/North Louisiana region and 1.4 Bcfe from the Permian basin.
During the quarter, the venture rebranded itself from the EXCO/HGI GP, LLC to Compass Production GP, LLC.

Asset Management:
Asset Management segment revenues of $11.3 million for the Fiscal 2014 Quarter increased $4.2 million, or 59.2%, from $7.1 million in the Fiscal 2013 Quarter, primarily as a result of an increase in the asset-based loans originated and serviced by the operations of Salus to $731.0 million as of June 30, 2014 from $433.3 million as of June 30, 2013, as well as an increase in asset management fees earned from affiliates by the operations of Five Island, a wholly-owned asset management company.

Operating profit of $3.1 million for the Fiscal 2014 Quarter was an increase of $0.7 million, or 29.2%, as compared to operating income of $2.4 million generated during the Fiscal 2013 Quarter. The Asset Management segment had a net income of $2.3 million resulting primarily from the increase in revenue previously discussed, partially offset by increased overhead to support growth.
During the Fiscal 2014 Quarter, Salus closed on 1 transaction, representing approximately $17.5 million in total commitment.

Conference Call
Harbinger Group Inc. will host a live conference call to discuss its results on Friday, August 8, 2014 at 10 a.m. Eastern Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310282. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HGI Website, http://harbingergroupinc.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight August 11, 2014 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310282. A replay will also be available on the company's website.
About Harbinger Group Inc.
Harbinger Group Inc. is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, and personal insect repellents); provide asset management services, including asset-backed loans, high-yield investing, infrastructure lending and real estate investing; own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also make investments in debt instruments and acquire minority equity interests in companies. HGI is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our common stock buyback program, for which the manner of purchase, the number of shares to be purchased and the timing of purchases will be based on the price of HGI's common stock, general business and market conditions and applicable legal requirements, and is subject to the discretion of HGI's management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
Our Consumer Products segment uses Adjusted EBITDA-Consumer Products, a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.
Our Insurance segment uses Insurance AOI, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the impact of certain litigation reserves. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.
Our Energy segment uses Adjusted EBITDA-Energy, a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the Compass'/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

For further information contact:

Harbinger Group Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@harbingergroupinc.com

Source: Harbinger Group Inc.

(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2014	September 30, 2013
	(Unaudited)
ASSETS
Investments:
Fixed maturities	$16,767.1	$15,300.0
Equity securities	760.7	352.5
Derivatives	324.7	221.8
Asset-based loans	724.3	560.4
Other invested assets	174.3	31.2
Total investments	18,751.1	16,465.9
Cash and cash equivalents	1,455.9	1,899.7
Receivables, net	664.9	611.3
Inventories, net	746.7	632.9
Accrued investment income	159.9	161.2
Reinsurance recoverable	2,393.7	2,363.7
Deferred tax assets	145.9	293.4
Properties, including oil and natural gas properties, net	924.5	993.3
Goodwill	1,539.1	1,476.7
Intangibles, including deferred acquisition costs and value of business acquired, net	2,664.8	2,729.1
Other assets	438.7	281.6
Total assets	$29,885.2	$27,908.8

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$16,217.9	$15,248.2
Future policy benefits	3,671.0	3,556.8
Liability for policy and contract claims	61.0	51.5
Funds withheld from reinsurers	38.1	39.4
Total insurance reserves	19,988.0	18,895.9
Debt	5,303.4	4,896.1
Accounts payable and other current liabilities	899.9	1,012.7
Equity conversion feature of preferred stock	—	330.8
Employee benefit obligations	87.4	99.6
Deferred tax liabilities	522.2	492.8
Other liabilities	733.6	718.0
Total liabilities	27,534.5	26,445.9

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	—	329.4

Harbinger Group Inc. stockholders' equity:
Common stock	2.1	1.4
Additional paid-in capital	1,500.9	828.0
Accumulated deficit	(270.0)	(192.4)
Accumulated other comprehensive income	301.3	87.7
Total Harbinger Group Inc. stockholders' equity	1,534.3	724.7
Noncontrolling interest:	816.4	408.8
Total permanent equity	2,350.7	1,133.5
Total liabilities and equity	$29,885.2	$27,908.8

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Nine months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Unaudited)		(Unaudited)
Revenues:
Net consumer and other product sales	$1,133.2	$1,089.8	$3,255.5	$2,947.8
Oil and natural gas	37.6	37.8	112.3	54.5
Insurance premiums	13.3	19.0	42.0	46.9
Net investment income	210.9	188.2	618.5	537.5
Net investment gains	184.6	58.3	367.4	411.5
Insurance and investment product fees and other	19.8	16.1	54.9	44.4
Total revenues	1,599.4	1,409.2	4,450.6	4,042.6
Operating costs and expenses:
Cost of consumer products and other goods sold	714.9	707.0	2,096.4	1,954.0
Oil and natural gas direct operating costs	17.7	18.1	50.9	26.9
Benefits and other changes in policy reserves	265.1	107.2	696.3	431.7
Selling, acquisition, operating and general expenses	331.9	309.3	979.9	877.4
Impairment of oil and natural gas properties	—	—	81.0	—
Amortization of intangibles	40.7	85.0	121.5	220.6
Total operating costs and expenses	1,370.3	1,226.6	4,026.0	3,510.6
Operating income	229.1	182.6	424.6	532.0
Interest expense	(77.9)	(83.9)	(239.1)	(302.7)
Gain (loss) from the change in the fair value of the equity conversion feature of preferred stock	38.0	52.6	(12.7)	81.9
Gain on contingent purchase price reduction	—	—	0.5	—
Other income (expense), net	6.0	4.2	(10.5)	(7.7)
Income from continuing operations before income taxes	195.2	155.5	162.8	303.5
Income tax expense	53.7	36.8	78.7	167.2
Net income	141.5	118.7	84.1	136.3
Less: Net income (loss) attributable to noncontrolling interest	43.2	15.1	88.1	(8.1)
Net income (loss) attributable to controlling interest	98.3	103.6	(4.0)	144.4
Less: Preferred stock dividends, accretion and loss on conversion	49.3	12.0	73.6	36.3
Net income (loss) attributable to common and participating preferred stockholders	$49.0	$91.6	$(77.6)	$108.1

Net income (loss) per common share attributable to controlling interest:

Basic	$0.28	$0.45	$(0.52)	$0.54
Diluted	$0.28	$0.25	$(0.52)	$0.30

HARBINGER GROUP INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Three months ended		Nine months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues:
Consumer Products	$1,128.5	$1,089.8	$3,250.8	$2,947.8
Insurance	419.5	279.7	1,066.7	1,025.6
Energy	37.6	37.8	112.3	54.5
Asset Management	11.3	7.1	25.6	20.8
Intersegment elimination	(2.2)	(5.2)	(9.5)	(6.1)
Consolidated segment revenues	1,594.7	1,409.2	4,445.9	4,042.6
Corporate and Other	4.7	—	4.7	—
Consolidated revenues	$1,599.4	$1,409.2	$4,450.6	$4,042.6

Operating income:
Consumer Products	$148.7	$115.7	$366.3	$236.1
Insurance	108.6	83.3	220.2	354.9
Energy	8.6	4.8	(57.2)	5.3
Asset Management	3.1	2.4	3.2	10.2
Intersegment elimination	(2.0)	(6.1)	(9.7)	(6.1)
Total segments	267.0	200.1	522.8	600.4
Corporate and eliminations	(37.9)	(17.5)	(98.2)	(68.4)
Consolidated operating income	229.1	182.6	424.6	532.0
Interest expense	(77.9)	(83.9)	(239.1)	(302.7)
Gain (loss) from the change in the fair value of the equity conversion feature of preferred stock	38.0	52.6	(12.7)	81.9
Gain on contingent purchase price reduction	—	—	0.5	—
Other income (expense), net	6.0	4.2	(10.5)	(7.7)
Consolidated income from continuing operations before income taxes	$195.2	$155.5	$162.8	$303.5

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income (loss) of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net income (loss):	2014	2013	2014	2013
Reported net income (loss) - Consumer Products segment	$78.0	$36.4	$166.4	$(18.5)
Add back:
Interest expense	47.3	61.6	151.7	191.8
Income tax expense	20.6	15.1	43.8	54.9
HHI Business inventory fair value adjustment	—	—	—	31.0
Pre-acquisition earnings of HHI Business	—	—	—	30.3
Restructuring and related charges	3.7	13.2	16.0	27.7
Acquisition and integration related charges	2.7	7.7	14.5	40.5
Venezuela devaluation	—	—	—	2.0
Adjusted EBIT - Consumer Products segment	152.3	134.0	392.4	359.7
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	19.9	16.4	56.4	42.6
Amortization of intangibles	20.5	20.3	61.2	57.5
Stock-based compensation	9.6	17.8	27.5	32.6
Adjusted EBITDA - Consumer Products segment	$202.3	$188.5	$537.5	$492.4
The table below shows the adjustments made to the reported net loss of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net loss:	2014	2013	2014	2013
Reported net loss - Energy segment	$2.3	$10.3	$(82.3)	$(0.1)
Interest expense	4.1	4.2	12.7	6.2
Depreciation, amortization and depletion	9.1	12.7	30.5	18.5
EBITDA - Energy segment	15.5	27.2	(39.1)	24.6
Accretion of discount on asset retirement obligations	0.5	0.4	1.5	0.7
Impairment of oil and natural gas properties	—	—	81.0	—
Loss on derivative financial instruments	2.2	(9.6)	12.4	(0.8)
Cash settlements on derivative financial instruments	(2.9)	(1.9)	(6.2)	(1.3)
Stock based compensation expense	—	—	0.1	—
Adjusted EBITDA - Energy segment	$15.3	$16.1	$49.7	$23.2
The table below shows the adjustments made to the reported net income of the Insurance segment to calculate its adjusted operating income (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net income :	2014	2013	2014	2013
Reported net income - Insurance segment:	$70.2	$53.3	$166.5	$237.1
Effect of investment gains, net of offsets	(40.7)	(13.3)	(49.3)	(134.0)
Effect of change in FIA embedded derivative discount rate, net of offsets	9.1	(22.4)	5.0	(38.2)
Effect of class action litigation reserves, net of offsets	(0.1)	—	1.0	—
Adjusted operating income - Insurance segment	$38.5	$17.6	$123.2	$64.9